77C      Matters submitted to a vote of security holders

(a) On June 28, 2000, the Annual Meeting of Shareholders of CIHIF was held to elect five Trustees and to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending October 31, 2000. The Meeting was adjourned to August 11, 2000 in connection with the approval of an amended and restated management agreement. On February 1, 2000, the record date for the Meeting, CIHIF had outstanding 20,268,041 shares of beneficial interest. The votes cast at the Meeting were as follows:

(b)      Election of five Trustees:
                                                                        Broker
                                 For                 Against          Non-Votes

James E. Grinnell          18,234,526.021          716,369.495             0
Salvatore Macera           18,251,631.021          699,274.495             0
James L. Moody, Jr.        18,250,656.021          700,249.495             0
Thomas E. Stitzel          18,274,315.021          676,590.450             0
Anne-Lee Verville          18,270,825.021          680,080.070             0

The Board of Trustees also consists of Tom Bleasdale, Lora S. Collins, Richard W. Lowry, William E. Mayer and John J. Neuhauser.

(c)1     Approval of an Amended and Restated Management Agreement:

For:                12,929,609.2910      Shares of beneficial interest being a
                                         majority of the shares represented at
                                         the Meeting

Against:           1,289,215.1370        Shares of beneficial interest
Abstain:             822,776.0880        Shares of beneficial interest
Broker Non-Votes:  4,004,252.0000

(c)2 Ratification of the selection of PricewaterhouseCoopers LLP for the fiscal year ending October 31, 2000:

For:                18,352,738.652         Shares of beneficial interest being a
                                           majority of the shares represented
                                           at the Meeting

Against:               154,776.794         Shares of beneficial interest
Abstain:               443,390.070         Shares of beneficial interest
Broker Non-Votes:                0

(d) Not applicable.